Exhibit 99.1

Ameriprise Financial, Inc. Ameriprise Financial Center Minneapolis, MN 55474

News Release

Ameriprise Financial Reports

First Quarter 2018 Results

First quarter 2018 net income per diluted share was $3.91

Adjusted operating EPS was $3.70, up 37 percent

First quarter 2018 return on equity excluding AOCI was 28.3 percent

Adjusted operating ROE excluding AOCI was 29.3 percent, up 570 bps

Regular quarterly dividend raised 8 percent to $0.90 per diluted share,

representing the eleventh increase during the past nine years

MINNEAPOLIS — April 23, 2018 — Ameriprise Financial, Inc. (NYSE: AMP) today reported first quarter 2018 net income of $594 million, up 47 percent compared to a year ago, or $3.91 per diluted share, up 55 percent. Adjusted operating earnings were $563 million, up 30 percent compared to a year ago, with adjusted operating earnings per diluted share of $3.70, up 37 percent.

“Ameriprise delivered a strong first quarter and a good start to the year,” said Jim Cracchiolo, chairman and chief executive officer. “We are generating strong earnings across the firm, and our momentum in Advice and Wealth Management continues with double-digit revenue growth, increased client activity and one of our strongest quarters of client net inflows. We’re serving more clients in personal advice relationships and continue to invest to deliver an exceptional client and advisor experience.”

“As we grow, we continue to generate significant free cash flow that we invest in the firm and return to shareholders through dividends and share repurchases. During the quarter, we increased our repurchases opportunistically, while also increasing our excess capital. And today, we announced another increase in our regular quarterly dividend — the eleventh increase over the past nine years.”

GAAP Results — First quarter

Net revenues of $3.2 billion increased 8 percent, or $242 million, from a year ago primarily due to strong net revenue growth in Advice & Wealth Management from growth in client assets.

Expenses of $2.5 billion increased 1 percent compared to a year ago.

Adjusted Operating Results — First quarter

Adjusted operating net revenues increased 9 percent to $3.1 billion after normalizing for the net impacts of 12b-1 fees. Advice & Wealth Management net revenues increased 16 percent driven by growth in client assets after normalizing for the net impacts of 12b-1 fees.

Adjusted operating expenses of $2.5 billion increased 4 percent. General and administrative expense increased 1 percent reflecting ongoing expense discipline.

Ameriprise Financial, Inc.

First Quarter Summary

	Quarter Ended March 31,		% Better/	Per Diluted Share Quarter Ended March 31,		% Better/
(in millions, except per share amounts, unaudited)	2018	2017	(Worse)	2018	2017	(Worse)
GAAP net income (3)	$594	$403	47%	$3.91	$2.52	55%
Adjustments, net of tax (see reconciliation on p. 13)	(31)	29		(0.21)	0.18
Adjusted operating earnings (1) (2) (see reconciliation on p. 13)	$563	$432	30%	$3.70	$2.70	37%
Weighted average common shares outstanding:
Basic	149.5	157.5
Diluted	152.1	160.1

(1)     The company believes the presentation of adjusted operating earnings best represents the economics of the business.  Adjusted operating earnings, after-tax, exclude the consolidation of certain investment entities; net realized investment gains or losses, net of deferred sales inducement costs (“DSIC”) and deferred acquisition costs (“DAC”) amortization, unearned revenue amortization and the reinsurance accrual; integration and restructuring charges; the market impact on variable annuity guaranteed benefits, net of hedges and related DSIC and DAC amortization; the market impact on indexed universal life benefits, net of hedges and related DAC amortization, unearned revenue amortization, and the reinsurance accrual; the market impact on fixed index annuity benefits, net of hedges and the related DAC amortization; the market impact of hedges to offset interest rate changes on unrealized gains or losses for certain investments; and income or loss from discontinued operations.

(2)     Effective January 1, 2018, the company changed the naming convention for its non-GAAP financial measures from “operating” to “adjusted operating” to more clearly differentiate between GAAP and non-GAAP financial measures. The definition of these measures remains unchanged.

(3)     In the first quarter, Ameriprise adopted the new accounting standard, Revenue from Contracts with Customers, on a retrospective basis.

Taxes

The adjusted operating effective tax rate in the quarter was 14.3 percent compared to 16.9 percent a year ago. The lower effective tax rate reflects the reduction in the federal income tax rate and a reduction in the benefit from stock compensation accounting. The company estimates that its full year 2018 adjusted operating effective tax rate will be in the 17 to 19 percent range.

First Quarter 2018 Highlights

Ameriprise delivered strong financial results, increased excess capital, returned $512 million to shareholders and raised its quarterly dividend

•                  First quarter profitability was strong, with a 30 percent increase in adjusted operating earnings and a 29.3 percent adjusted operating ROE excluding AOCI compared to 23.6 percent in the prior year.

•                  Ameriprise returned over 90 percent of adjusted operating earnings to shareholders, reflecting strong balance sheet fundamentals, excellent risk management discipline and substantial free cash flow generation. The company repurchased 2.4 million shares of common stock for $387 million and paid $125 million in quarterly dividends.

•                  Excess capital increased to $1.4 billion, the RBC ratio increased to over 500 percent and a total of $484 million in dividends were paid from subsidiaries to the holding company during the quarter.

•                  Today the company announced that it was increasing its regular quarterly dividend from $0.83 per diluted share to $0.90 per diluted share — an 8 percent increase. This is the eleventh increase over the past nine years.

The firm’s comprehensive and personal client focus, combined with its broad solution set, resulted in strong asset growth and retention

•                  Total assets under management and administration increased 9 percent to $887 billion, reflecting ongoing strength in Ameriprise advisor client net inflows.

•                  Ameriprise retail client assets grew 12 percent to $557 billion.

•                  Client demand for fee-based investment advisory (wrap) products remains strong with net inflows of $5.7 billion in the quarter. Wrap assets reached $251 billion, one of the largest platforms in the industry.

•                  Advisor productivity increased a strong 13 percent to $586,000 per advisor on a trailing 12-month basis after normalizing for the net impact from eliminating 12b-1 fees in advisory accounts.

•                  Columbia Threadneedle investment performance in retail and institutional equity, fixed income and multi-asset portfolios and strategies remains strong. At quarter end, the company had 109 four- and five-star Morningstar-rated funds.

•                  Within its multi-asset solution set, gross sales of the Columbia Adaptive Risk Allocation Fund and the Threadneedle Dynamic Real Return Fund increased to over $600 million in the quarter.

•                  Variable annuity cash sales increased 20 percent, with 30 percent of sales in products without living benefit guarantees. Indexed Universal Life sales increased 9 percent.

Ameriprise continued to invest to drive productivity, business growth and client satisfaction

•                  The company is making multi-year investments to enhance its client experience with new digital capabilities. In the quarter, the company introduced a new interactive asset allocation tool for clients and advisors and enhanced its interactive platforms.

•                  Columbia Threadneedle completed a significant portion of the integration of its front-, middle-, and back-office operations as planned that will provide greater efficiencies and flexibility to support business growth.

•                  Ameriprise continues to invest in expanding its distribution network by adding experienced advisors with strong productivity. Seventy-nine experienced advisors joined the firm during the quarter.

•                  Columbia Threadneedle continued to leverage its breadth of investment capabilities globally to serve clients’ investment needs, including launching several new products:

•                  Six new separately managed account strategies for high-net-worth municipal bond investors in the U.S.

•                  A new, global absolute return credit strategy — the Threadneedle (Lux) Global Investment Grade Credit Opportunities Fund

•                  The Columbia Overseas Core Fund that provides retail investors with access to a successful investment strategy that has been offered institutionally for more than a decade

•                  Consistent with our long-term strategy to grow our European presence, serve more clients and increase profitable flows, the company is executing plans to expand its distribution in key European markets to complement its strength in the U.K.

Values-based, client-focused firm

•                  Ameriprise earned the Hearts & Wallets Top Performer™ designation for: understands me and shares my values; explains things in understandable terms; has defined, repeatable processes for producing results; and investment ideas that are knowledgeable, timely and tactical.

•                  Ameriprise advisors were recognized in multiple top advisor rankings, including 59 advisors named to Barron’s annual Top 1,200 State-by-State Advisors list, 125 advisors named to Forbes’ inaugural Best-in-State Wealth Advisors ranking and 39 advisors named to the Financial Times Top 400 Advisers list.

Ameriprise Financial, Inc.
Advice & Wealth Management Segment Adjusted Operating Results

	Quarter Ended March 31,		% Better/
(in millions, unaudited)	2018	2017	(Worse)
Advice & Wealth Management (1)
Net revenues	$1,501	$1,321	14%
Expenses	1,185	1,073	(10)%
Pretax adjusted operating earnings	$316	$248	27%

Pretax adjusted operating margin	21.1%	18.8%

	Quarter Ended March 31,		% Better/
	2018	2017	(Worse)
Retail client assets (billions)	$557	$499	12%
Wrap net flows (billions)	$5.7	$3.9	44%
Brokerage cash balance (billions)	$25.4	$26.2	(3)%
Adjusted operating net revenue per advisor normalizing for the net impact of 12b-1 fee changes (trailing 12 months - thousands)	$586	$518	13%

(1)       In the first quarter, Ameriprise adopted the new accounting standard, Revenue from Contracts with Customers, on a retrospective basis. The adoption resulted in changes to certain advisor revenues that are now recognized on a gross rather than a net basis.

Advice & Wealth Management pretax adjusted operating earnings increased 27 percent to $316 million driven by asset growth and higher earnings on cash balances. Pretax adjusted operating margin was a strong 21.1 percent, up 230 basis points from a year ago. Pretax adjusted operating margin in both periods reflects the adoption of a new accounting standard, which decreased margin by approximately 40 basis points in each period.1

First quarter earnings tend to be seasonally lower than other quarters because the first quarter has two fewer fee days and includes higher payroll tax expenses. These items reduced earnings by $12 million and $7 million respectively in the quarter.

Adjusted operating net revenues increased 16 percent to $1.5 billion after normalizing for the 12b-1 fee net impacts, reflecting strong client activity, higher earnings on cash balances and market appreciation.

Adjusted operating expenses increased 10 percent to $1.2 billion primarily from higher distribution expenses related to growth in client assets. General and administrative expenses were up 6 percent compared to a year ago, reflecting the addition of IPI and investments for business growth, including additional advertising as well as higher volume-related expenses.

Total retail client assets increased to $557 billion driven by client net inflows, client acquisition and market appreciation. Wrap net inflows were $5.7 billion and total wrap assets increased 18 percent to $251 billion. Client brokerage cash balances were $25.4 billion, down slightly from a year ago as clients allocated cash to other investments.

Adjusted operating net revenue per advisor on a trailing 12-month basis increased 13 percent to $586,000 after normalizing for the net impact from eliminating 12b-1 fees in advisory accounts. Total advisors increased to 9,881, with 79 experienced advisors moving their practices to Ameriprise in the quarter and continued good advisor retention.

Ameriprise Financial, Inc.

Asset Management Segment Adjusted Operating Results

	Quarter Ended March 31,		% Better/
(in millions, unaudited)	2018	2017	(Worse)
Asset Management
Net revenues	$778	$725	7%
Expenses	583	575	(1)%
Pretax adjusted operating earnings	$195	$150	30%

Pretax adjusted operating margin	25.1%	20.7%
Net pretax adjusted operating margin (1)	40.2%	35.1%

Item included in adjusted operating earnings:
Net benefit from EMEA initiatives	$9	$—	NM

	Quarter Ended March 31,		% Better/
	2018	2017	(Worse)
Total segment AUM (billions)	$485	$467	4%

Net Flows (billions)
Former parent company related net new flows	$(1.6)	$(2.6)	40%
Global Retail net flows, excl. former parent flows	(3.5)	(3.0)	(19)%
Global Institutional net flows, excl. former parent flows	(2.6)	—	NM
Total segment net flows	$(7.7)	$(5.6)	(36)%

(1) See reconciliation on page 16

NM  Not Meaningful — variance equal to or greater than 100%

Asset Management pretax adjusted operating earnings increased 30 percent to $195 million, reflecting market appreciation and expense discipline, partially offset by the cumulative impact of net outflows. Earnings in the quarter also included a net benefit of $9 million related to a credit from a vendor, which more than offset incremental regulatory-related expenses. First quarter net pretax adjusted operating margin grew to 40.2 percent from 35.1 percent a year ago.

Adjusted operating net revenues grew 7 percent to $778 million driven by asset growth from market appreciation, the Lionstone acquisition and a vendor credit, partially offset by the cumulative impact of net outflows. AUM increased 4 percent to $485 billion.

Adjusted operating expenses of $583 million increased 1 percent reflecting lower distribution-related expenses and well managed general and administrative expenses. General and administrative expense increased 5 percent and included the Lionstone acquisition, higher research costs related to MiFID II, foreign exchange translation and investments in growth initiatives.

In the quarter, outflows were elevated primarily from redemptions from institutional clients that were driven by shifts in asset allocation decisions away from equity and high yield products, as well as from an institutional client seeking liquidity. Underlying U.S. retail flows improved, with increased gross sales at top intermediary partner firms. In EMEA, market volatility drove an uptick in retail redemptions during the quarter.

Ameriprise Financial, Inc.

Annuities Segment Adjusted Operating Results

	Quarter Ended March 31,		% Better/
(in millions, unaudited)	2018	2017	(Worse)
Annuities
Net revenues	$613	$608	1%
Expenses	481	469	(3)%
Pretax adjusted operating earnings	$132	$139	(5)%

Variable annuity pretax adjusted operating earnings	$116	$116	—%
Fixed annuity pretax adjusted operating earnings	16	23	(30)%
Total pretax adjusted operating earnings	$132	$139	(5)%

Item included in adjusted operating earnings:
Market impact on DAC and DSIC (mean reversion)	$—	$10	NM

	Quarter Ended March 31,		% Better/
	2018	2017	(Worse)
Variable annuity ending account balances (billions)	$78.7	$76.4	3%
Variable annuity net flows (billions)	$(0.9)	$(1.1)	14%
Fixed deferred annuity ending account balances (billions)	$9.1	$9.8	(7)%
Fixed deferred annuity net flows (billions)	$(0.2)	$(0.3)	9%

NM  Not Meaningful — variance equal to or greater than 100%

Annuities pretax adjusted operating earnings were $132 million compared to $139 million a year ago.

Variable annuity earnings were $116 million in both periods. Variable annuity account balances increased 3 percent to $79 billion from market appreciation, partially offset by net outflows. Variable annuity cash sales increased 20 percent — 30 percent of sales did not have living benefit features. Variable annuity net amount at risk as a percent of account values was 0.4 percent for living benefits and 0.2 percent for death benefits.

Fixed annuity adjusted operating earnings decreased to $16 million reflecting continued spread compression from the extended period of low interest rates and lower account balances. Account balances declined 7 percent from limited new product sales and continued lapses.

Ameriprise Financial, Inc.

Protection Segment Adjusted Operating Results

	Quarter Ended March 31,		% Better/
(in millions, unaudited)	2018	2017	(Worse)
Protection
Net revenues	$519	$521	—%
Expenses	449	458	2%
Pretax adjusted operating earnings	$70	$63	11%

Life and Health insurance:
Net revenues	$253	$262	(3)%
Expenses	188	194	3%
Pretax adjusted operating earnings	$65	$68	(4)%

Auto and Home:
Net revenues	$266	$259	3%
Expenses	261	264	1%
Pretax adjusted operating earnings/(loss)	$5	$(5)	NM

Items included in adjusted operating earnings:
Market impact on DAC (mean reversion)	$—	$1	NM
Auto and Home catastrophe losses	(14)	(25)	44%
Total protection impact	$(14)	$(24)	42%

	Quarter Ended March 31,		% Better/
	2018	2017	(Worse)
Life insurance in force (billions)	$196	$196	—
VUL/UL ending account balances (billions)	$12.5	$11.8	6%
Auto and Home policies in force (thousands)	934	940	(1)%

NM  Not Meaningful — variance equal to or greater than 100%

Protection pretax adjusted operating earnings were $70 million compared to $63 million a year ago.

Life and Health insurance earnings decreased to $65 million from $68 million a year ago reflecting the low interest rate environment. Overall mortality experience was at the higher end of expected ranges. VUL/UL cash sales were $71 million, up 9 percent.

Auto & Home pretax adjusted operating earnings of $5 million included net catastrophe losses of $14 million, primarily related to unusually severe winter storms in the Northeast. Adjusted operating earnings excluding net catastrophe losses reflect the benefit of continued rate increases, enhanced underwriting and claims management.

Ameriprise Financial, Inc.

Corporate & Other Segment Adjusted Operating Results

	Quarter Ended March 31,		% Better/
(in millions, unaudited)	2018	2017	(Worse)
Corporate & Other, Excluding Long Term Care
Pretax adjusted operating loss	$(58)	$(81)	28%

Long Term Care
Pretax adjusted operating earnings	$2	$1	NM

Items included in adjusted operating earnings:
DOL planning and implementation expenses	$(3)	$(10)	70%
Renegotiated vendor arrangement	—	(9)	NM
Total corporate & other impact	$(3)	$(19)	84%

NM  Not Meaningful — variance equal to or greater than 100%

Corporate & Other pretax adjusted operating loss excluding long term care was $58 million compared to an $81 million loss a year ago. Corporate expenses in the first quarter reflect a decline in DOL-related expenses and lower project-related costs where spending is anticipated to increase from these new initiatives. The prior year period also included the unfavorable impact from the renegotiation of a vendor arrangement.

Long Term Care pretax adjusted operating earnings were $2 million in the quarter and reflected the favorable impact of normal fluctuations in mortality-related terminations, which reduced the active life and claims reserves in the quarter. The company continues to diligently manage this closed block of business with a consistent strategy for premium increases, application of extensive credible actuarial experience to determine reserves and significant protections related to the portion of the block that is reinsured to a third-party.

Contacts

Investor Relations:	Media Relations:

Alicia A. Charity	Paul W. Johnson
Ameriprise Financial	Ameriprise Financial
(612) 671-2080	(612) 671-0625
alicia.a.charity@ampf.com	paul.w.johnson@ampf.com

Stephanie Rabe

Ameriprise Financial

(612) 671-4085

stephanie.m.rabe@ampf.com

At Ameriprise Financial, we have been helping people feel confident about their financial future for more than 120 years. With a nationwide network of 10,000 financial advisors and extensive asset management, advisory and insurance capabilities, we have the strength and expertise to serve the full range of individual and institutional investors’ financial needs. For more information, visit ameriprise.com.

Ameriprise Financial Services, Inc. offers financial planning services, investments, insurance and annuity products. Columbia Funds are distributed by Columbia Management Investment Distributors, Inc., member FINRA and managed by Columbia Management Investment Advisers, LLC. Threadneedle International Limited is an SEC- and FCA-registered investment adviser affiliate of Columbia Management Investment Advisers, LLC based in the U.K. Auto and home insurance is underwritten by IDS Property Casualty Insurance Company, or in certain states, Ameriprise Insurance Company, both in De Pere, WI. RiverSource insurance and annuity products are issued by RiverSource Life Insurance Company, and in New York only by RiverSource Life Insurance Co. of New York, Albany, New York. Only RiverSource Life Insurance Co. of New York is authorized to sell insurance and annuity products in the state of New York. These companies are all part of Ameriprise Financial, Inc. CA License #0684538. RiverSource Distributors, Inc. (Distributor), Member FINRA.

Forward-Looking Statements

This news release contains forward-looking statements that reflect management’s plans, estimates and beliefs. Actual results could differ materially from those described in these forward-looking statements. Examples of such forward-looking statements include:

•                  the statement that the company expects its full year 2018 adjusted operating effective tax rate to be in the 17 to 19 percent range;

•                  statements about our strategy to grow our European presence and execute plans to expand distribution in key European markets;

•                  statements about anticipated spending increases related to net initiatives;

•                  statements of the company’s plans, intentions, positioning, expectations, objectives or goals, including those relating to asset flows, mass affluent and affluent client acquisition strategy, client retention and growth of our client base, financial advisor productivity, retention, recruiting and enrollments, the introduction, cessation, terms or pricing of new or existing products and services, acquisition integration, general and administrative costs, consolidated tax rate, return of capital to shareholders, and excess capital position and financial flexibility to capture additional growth opportunities;

•                  other statements about future economic performance, the performance of equity markets and interest rate variations and the economic performance of the United States and of global markets; and

•                  statements of assumptions underlying such statements.

The words “believe,” “expect,” “anticipate,” “optimistic,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” “forecast,” “on pace,” “project” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from such statements.

Such factors include, but are not limited to:

•                  conditions in the interest rate, credit default, equity market and foreign exchange environments, including changes in valuations, liquidity and volatility;

•                  changes in and the adoption of relevant accounting standards and securities rating agency standards and processes, as well as changes in the litigation and regulatory environment, including ongoing legal proceedings and regulatory actions, the frequency and extent of legal claims threatened or initiated by clients, other persons and regulators, and developments in regulation and legislation, including the rules, exemptions and regulations implemented or that may be implemented or modified in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act or in light of the U.S. Department of Labor rule and exemptions pertaining to the fiduciary status of investment advice providers to 401(k) plan, plan sponsors, plan participants and the holders of individual retirement or health savings accounts (as well as similar SEC, Certified Financial Planner Board and state fiduciary rules and standards);

•                  investment management performance and distribution partner and consumer acceptance of the company’s products;

•                  effects of competition in the financial services industry, including pricing pressure, the introduction of new products and services and changes in product distribution mix and distribution channels;

•                  changes to the company’s reputation that may arise from employee or advisor misconduct, legal or regulatory actions, cybersecurity incidents, perceptions of the financial services industry generally, improper management of conflicts of interest or otherwise;

•                  the company’s capital structure, including indebtedness, limitations on subsidiaries to pay dividends, and the extent, manner, terms and timing of any share or debt repurchases management may effect as well as the opinions of rating agencies and other analysts and the reactions of market participants or the company’s regulators, advisors, distribution partners or customers in response to any change or prospect of change in any such opinion;

•                  changes to the availability and cost of liquidity and the Company’s credit capacity that may arise due to shifts in market conditions, the company’s credit ratings and the overall availability of credit;

•                  risks of default, capacity constraint or repricing by issuers or guarantors of investments the company owns or by counterparties to hedge, derivative, insurance or reinsurance arrangements or by manufacturers of products the company distributes, experience deviations from the company’s assumptions regarding such risks, the evaluations or the prospect of changes in evaluations of any such third parties published by rating agencies or other analysts, and the reactions of other market participants or the company’s regulators, advisors, distribution partners or customers in response to any such evaluation or prospect of changes in evaluation;

•                  experience deviations from the company’s assumptions regarding morbidity, mortality and persistency in certain annuity and insurance products, or from assumptions regarding market returns assumed in valuing or unlocking DAC and DSIC or market volatility underlying our valuation and hedging of guaranteed living benefit annuity riders, or from assumptions regarding interest rates assumed in our loss recognition testing of our Long Term Care business, or from assumptions regarding anticipated claims and losses relating to our automobile and home insurance products;

•                  changes in capital requirements that may be indicated, required or advised by regulators or rating agencies;

•                  the impacts of the company’s efforts to improve distribution economics and to grow third party distribution of its products;

•                  the ability to pursue and complete strategic transactions and initiatives, including acquisitions, divestitures, restructurings, joint ventures and the development of new products and services

•                  the ability to realize the financial, operating and business fundamental benefits of strategic transactions and initiatives the company has completed, is pursuing or may pursue in the future, which may be impacted by the ability to obtain regulatory approvals, the ability to effectively manage related expenses and by market, business partner and consumer reactions to such strategic transactions and initiatives;

•                  the ability and timing to realize savings and other benefits from re-engineering and tax planning;

•                  interruptions or other failures in our communications, technology and other operating systems, including errors or failures caused by third party service providers, interference or failures caused by third party attacks on our systems (or other cybersecurity incidents), or the failure to safeguard the privacy or confidentiality of sensitive information and data on such systems; and

•                  general economic and political factors, including consumer confidence in the economy and the financial industry, the ability and inclination of consumers generally to invest as well as their ability and inclination to invest in financial instruments and products other than cash and cash equivalents, the costs of products and services the company consumes in the conduct of its business, and applicable legislation and regulation and changes therein (such as the ongoing negotiations following the June 2016 U.K. referendum on membership in the European Union and the uncertain regulatory environment in the U.S. after the 2016 presidential election), including tax laws, tax treaties, fiscal and central government treasury policy, and policies regarding the financial services industry and publicly held firms, and regulatory rulings and pronouncements.

Management cautions the reader that the foregoing list of factors is not exhaustive. There may also be other risks that management is unable to predict at this time that may cause actual results to differ materially from those in forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Management undertakes no obligation to update publicly or revise any forward-looking statements. The foregoing list of factors should be read in conjunction with the “Risk Factors” discussion under Part 1, Item 1A of and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2017 available at ir.ameriprise.com.

The financial results discussed in this news release represent past performance only, which may not be used to predict or project future results. The financial results and values presented in this news release and the below-referenced Statistical Supplement are based upon asset valuations that represent estimates as of the date of this news release and may be revised in the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018. For information about Ameriprise Financial entities, please refer to the First Quarter 2018 Statistical Supplement available at ir.ameriprise.com and the tables that follow in this news release.

Ameriprise Financial announces financial and other information to investors through the company’s investor relations website at ir.ameriprise.com, as well as SEC filings, press releases, public conference calls and webcasts. Investors and others interested in the company are encouraged to visit the investor relations website from time to time, as information is updated and new information is posted. The website also allows users to sign up for automatic notifications in the event new materials are posted. The information found on the website is not incorporated by reference into this release or in any other report or document the company furnishes or files with the SEC.

The Wants & Pricing Report (February 2018) from the Hearts & Wallets IQ DatabaseTM. Hearts & Wallets conducts an annual syndicated survey in which respondents are asked to rate their financial services providers in a variety of areas on a scale of 1 (not at all satisfied) to 10 (extremely satisfied). In 2017, 5,282 respondents provided 8,282 sets of ratings. The report designates Hearts & Wallets Top Performer™ in areas where customer ratings for one or more provider are “distinctively higher than customer ratings of other providers.” In areas where no provider ratings are distinctively higher, no Top Performers are designated. Ameriprise was rated as a Top Performer for customer responses to the statements provided in this press release. This rating is not indicative of future performance and may not be representative of any one client’s experience, as the rating is an average of a sample of client experiences. Ameriprise paid a fee to Hearts & Wallets to cite the results of the survey.

Reconciliation Tables

Ameriprise Financial, Inc.

Reconciliation Table: Earnings

	Quarter Ended March 31,		Per Diluted Share Quarter Ended March 31,
(in millions, except per share amounts, unaudited)	2018	2017	2018	2017
Net income	$594	$403	$3.91	$2.52
Less: Net income (loss) attributable to consolidated investment entities	—	1	—	0.01
Add: Integration/restructuring charges (1)	3	—	0.02	—
Add: Market impact on variable annuity guaranteed benefits (1)	5	63	0.03	0.40
Add: Market impact on indexed universal life benefits (1)	(25)	—	(0.16)	—
Add: Market impact of hedges on investments (1)	(16)	(1)	(0.11)	(0.01)
Add: Net realized investment (gains) losses (1)	(6)	(16)	(0.04)	(0.10)
Add: Tax effect of adjustments (2)	8	(16)	0.05	(0.10)
Adjusted operating earnings	$563	$432	$3.70	$2.70
Weighted average common shares outstanding:
Basic	149.5	157.5
Diluted	152.1	160.1

(1)     Pretax adjusted operating adjustment.

(2)     Calculated using the statutory tax rate of 21% in 2018 and 35% in 2017.

Ameriprise Financial, Inc.

Reconciliation Table: Total Net Revenues

	Quarter Ended March 31,
(in millions, unaudited)	2018	2017
Total net revenues	$3,168	$2,926
Less: CIEs revenue	22	22
Less: Net realized investment gains (losses)	6	17
Less: Market impact on indexed universal life benefits	13	1
Less: Market impact of hedges on investments	16	1
Adjusted operating total net revenues	3,111	2,885
Less: Net impacts of transitioning advisory accounts to share classes without 12b-1 fees	7	30
Adjusted operating total net revenues excluding 12b-1 impact	$3,104	$2,855

Ameriprise Financial, Inc.

Reconciliation Table: Total Expenses

	Quarter Ended March 31,
(in millions, unaudited)	2018	2017
Total expenses	$2,472	$2,451
Less: CIEs expenses	22	21
Less: Integration/restructuring charges	3	—
Less: Market impact on variable annuity guaranteed benefits	5	63
Less: Market impact on indexed universal life benefits	(12)	1
Less: DAC/DSIC offset to net realized investment gains (losses)	—	1
Adjusted operating expenses	$2,454	$2,365

Ameriprise Financial, Inc.

Reconciliation Table: Pretax Adjusted Operating Earnings

	Quarter Ended March 31,
(in millions, unaudited)	2018	2017
Adjusted operating total net revenues	$3,111	$2,885
Adjusted operating expenses	2,454	2,365
Pretax adjusted operating earnings	$657	$520

Ameriprise Financial, Inc.
Reconciliation Table: General and Administrative Expense

	Quarter Ended March 31,
(in millions, unaudited)	2018	2017
General and administrative expense	$789	$777
Less: CIEs expenses	1	—
Less: Integration/restructuring charges	3	—
Adjusted operating general and administrative expense	$785	$777

Ameriprise Financial, Inc.
Reconciliation Table: Effective Tax Rate

	Quarter Ended March 31, 2018
(in millions, unaudited)	GAAP	Adjusted Operating
Pretax income	$696	$657
Income tax provision	$102	$94
Effective tax rate	14.7%	14.3%

Ameriprise Financial, Inc.
Reconciliation Table: Effective Tax Rate

	Quarter Ended March 31, 2017
(in millions, unaudited)	GAAP	Adjusted Operating
Pretax income	$475	$520
Income tax provision	$72	$88
Effective tax rate	15.2%	16.9%

Ameriprise Financial, Inc.

Reconciliation Table: Advice & Wealth Management Adjusted Operating Net Revenues

	Quarter Ended March 31,
(in millions, unaudited)	2018	2017
Adjusted operating net revenues	$1,501	$1,321
Less: Net impact of transitioning advisory accounts to share classes without 12b-1 fees	7	30
Adjusted operating total net revenues normalized for 12b-1 impact	$1,494	$1,291

Ameriprise Financial, Inc.

Reconciliation Table: Advice & Wealth Management Adjusted Operating Net Revenues (trailing 12 months)

	Quarter Ended March 31,
(in millions, unaudited)	2018	2017
Adjusted operating net revenues	$5,796	$5,241
Less: Net impact of transitioning advisory accounts to share classes without 12b-1 fees	37	219
Adjusted operating total net revenues normalized for 12b-1 impact	$5,759	$5,022

Ameriprise Financial, Inc.

Reconciliation Table: Asset Management Adjusted Operating Net Revenues

	Quarter Ended March 31,
(in millions, unaudited)	2018	2017
Adjusted operating net revenues	$778	$725
Less: Net impact of transitioning advisory accounts to share classes without 12b-1 fees	—	11
Adjusted operating total net revenues excluding 12b-1 impact	$778	$714

Ameriprise Financial, Inc.

Reconciliation Table: Asset Management Net Pretax Adjusted Operating Margin

	Quarter Ended March 31,
(in millions, unaudited)	2018	2017
Adjusted operating total net revenues	$778	$725
Less: Distribution pass through revenues	201	206
Less: Subadvisory and other pass through revenues	85	92
Net adjusted operating revenues	$492	$427

Pretax adjusted operating earnings	$195	$150
Less: Adjusted operating net investment income	2	4
Add: Amortization of intangibles	5	4
Net adjusted operating earnings	$198	$150

Pretax adjusted operating margin	25.1%	20.7%
Net pretax adjusted operating margin	40.2%	35.1%

Ameriprise Financial, Inc.

Reconciliation Table: Return on Equity (ROE) Excluding Accumulated
Other Comprehensive Income “AOCI”

	Twelve Months Ended March 31,
(in millions, unaudited)	2018	2017
Net income	$1,671	$1,352
Less: Adjustments (1)	(63)	(128)
Adjusted operating earnings	$1,734	$1,480

Total Ameriprise Financial, Inc. shareholders’ equity	$6,122	$6,681
Less: Accumulated other comprehensive income, net of tax	210	418
Total Ameriprise Financial, Inc. shareholders’ equity excluding AOCI	5,912	6,263
Less: Equity impacts attributable to the consolidated investment entities	1	1
Adjusted operating equity	$5,911	$6,262

Return on equity excluding AOCI	28.3%	21.6%
Adjusted operating return on equity excluding AOCI (2)	29.3%	23.6%

(1)     Adjustments reflect the trailing twelve months’ sum of after-tax net realized investment gains/losses, net of deferred sales inducement costs (“DSIC”) and deferred acquisition costs (“DAC”) amortization, unearned revenue amortization and the reinsurance accrual; market impact on variable annuity guaranteed benefits, net of hedges and related DSIC and DAC amortization; the market impact on indexed universal life benefits, net of hedges and related DAC amortization, unearned revenue amortization, and the reinsurance accrual; the market impact on fixed index annuity benefits, net of hedges and the related DAC amortization; the market impact of hedges to offset interest rate changes on unrealized gains or losses for certain investments; integration/restructuring charges; and the impact of consolidating certain investment entities.  After-tax is calculated using the statutory tax rate of 21% in 2018 and 35% in 2017.

(2)     Adjusted operating return on equity excluding accumulated other comprehensive income (AOCI) is calculated using the trailing twelve months of earnings excluding the after-tax net realized investment gains/losses, net of deferred sales inducement costs (“DSIC”) and deferred acquisition costs (“DAC”) amortization, unearned revenue amortization and the reinsurance accrual; market impact on variable annuity guaranteed benefits, net of hedges and related DSIC and DAC amortization; the market impact on indexed universal life benefits, net of hedges and related DAC amortization, unearned revenue amortization, and the reinsurance accrual; the market impact on fixed index annuity benefits, net of hedges and the related DAC amortization; the market impact of hedges to offset interest rate changes on unrealized gains or losses for certain investments; integration/restructuring charges; the impact of consolidating certain investment entities; and discontinued operations in the numerator, and Ameriprise Financial shareholders’ equity excluding AOCI and the impact of consolidating investment entities using a five-point average of quarter-end equity in the denominator.  After-tax is calculated using the statutory tax rate of 21% in 2018 and 35% in 2017.

Ameriprise Financial, Inc.
Consolidated GAAP Results

	Quarter Ended March 31,		% Better/
(in millions, unaudited)	2018	2017	(Worse)
Revenues
Management and financial advice fees	$1,669	$1,487	12%
Distribution fees	468	441	6
Net investment income	396	391	1
Premiums	343	339	1
Other revenues	308	278	11
Total revenues	3,184	2,936	8
Banking and deposit interest expense	16	10	(60)
Total net revenues	3,168	2,926	8
Expenses
Distribution expenses	905	823	(10)
Interest credited to fixed accounts	141	162	13
Benefits, claims, losses and settlement expenses	494	567	13
Amortization of deferred acquisition costs	92	72	(28)
Interest and debt expense	51	50	(2)
General and administrative expense	789	777	(2)
Total expenses	2,472	2,451	(1)
Pretax income	696	475	47
Income tax provision	102	72	(42)
Net income	$594	$403	47%